Certain identified information has been excluded from this exhibit (indicated by “[***]”) because it is both not material and is the type that the registrant treats as private or confidential.

Exhibit 10.25

DISTRIBUTORSHIP AGREEMENT

This Distributorship Agreement (“Agreement”) is effective as of January 1, 2023, by and between Paltop Advanced Dental Solutions Ltd., a company organized and existing under the laws of Israel (“Manufacturer”), with its principal place of business at Hashita Str. 5, 30889 Industrial Park Caesarea, Israel, By Mr. Erez Cohen serving as its General Manager. and independent entrepreneur Mr. Pevzner Michael (“Distributor”), born on [***] bearing passport of series [***] issued by the Passport and Visa Service of the Prikubansky district of Krasnodar city Home Affairs Department on [***] registered to have residence at [***], Independent entrepreneur Mr. Pevzner Michael

WHEREAS Manufacturer designs and manufactures dental implants; and

WHEREAS	Distributor desires to market certain Manufacturer products in the Territory (as defined herein); and

WHEREAS	Distributor has thoroughly evaluated the Products (as defined herein) and found them suitable for the purpose of distributing such Products in the Territory; and

WHEREAS	Distributor represents and warrants that it has the appropriate organizational ability and the appropriate manpower to distribute the Products in the Territory, and that it is not working on behalf of any undisclosed persons with respect to matters covered by this Agreement; and

WHEREAS	Manufacturer agrees to appoint Distributor as its Exclusive Distributor in the Territory and Distributor accepts such appointment, all subject to the terms and conditions herein.

WHEREAS	The parties had signed a distribution Agreement on November 8 2022, and want to proceed with their business engagement subject to the terms and conditions herein.

NOW, THEREFORE, the Parties hereto agree as follows:

1.1.	General

1.1	The preamble to this Agreement and the exhibits attached hereto shall constitute an integral part of the Agreement.

1.2

The relationship hereby established is solely that of a buyer and seller, and Distributor is in no way the legal representative or agent of Manufacturer. Distributor shall have no authority, whether express or implied, and may not assume any obligation of any kind, expressed or implied, on behalf of Manufacturer.

1.3

Distributor agrees that, with respect to all matters relating to this Agreement, Distributor shall be deemed to be an independent contractor, and shall bear all of its own expenses in connection with this Agreement. The Distributor will indemnify Manufacturer and hold it harmless from and against any and all costs, claims, damages or liabilities which Manufacturer may suffer or incur as a result of the breach of the Distributor’s obligations, or incur as a result of the Distribution of Manufacturer’s Products by Distributor, whether in accordance with this Agreement or otherwise and whether by negligence or default of Distributor or otherwise.

1.4	Distributor shall not issue or cause to be issued any letters or documents in the name of Manufacturer, but rather shall use its own name for such purposes.

1.5	The “Territory” shall be the geographical borders of Russian Federation.

1.6

Manufacturer hereby grants Distributor and Distributor hereby accepts from Manufacturer exclusive right to distribute the Products within the “Territory”, upon and subject to all terms and conditions set forth in this Agreement. Accordingly, any and all sales of the Manufacturer concerning the Products within the Territory during the Term of the Agreement shall be to the Distributor

1.7	During the term of the agreement manufacturer will not conduct any business relations with any other third party regarding the sales of the products within the territory.

2.	Products and Prices

2.1

This Agreement applies only to those of Manufacturer products listed in Exhibit A attached hereto (“Products”), and which constitutes, as amended, an integral part of this Agreement (“List”). The Distributor will have the same product range as other Distributors of the Manufacturer products.

2.2

Manufacturer, at its sole discretion, may add Products to the List or withdraw Products from the List by giving sixty (60) days’ written notice to Distributor, provided any additions or withdrawals of Products are not disadvantageous to Distributor relative to similarly situated distributors, and are implemented for a necessary purpose in the course of Manufacturer’s normal business operations.

2.3

Distributor will purchase the Products from Manufacturer as per the prices detailed in the price list (Exhibit “A”) attached hereto, which may be amended from time to time provided any amendment of prices are not disadvantageous to Distributor relative to similarly situated distributors. At the end of each calendar year, the Manufacturer and Distributor will review the market conditions and make mutually agreed-upon pricing adjustments as may be necessary from time to time in order to account for variations in the market and or in manufacturing-related costs. The manufacturer may grant additional discounts to the Distributor depending on the volume, amount of delivery and the time of the joint cooperation.

2.4

Manufacturer reserves the absolute right to modify the price of any or all of its Products. Such modifications are only in case of, price variations of any Products manufactured by other companies or material variations in manufacturing-related costs including without limitation, cost of raw materials, labor, machining and other costs, by giving sixty (60) days prior written notice to Distributor.

2.4.1

Any change in the price of Products shall not affect the price of products for the sale of which a valid order from Distributor has been accepted by Manufacturer pursuant to Article 3 herein, at the time of the said notice.

2.4.2

Orders placed by Distributor which were accepted by Manufacturer pursuant to Article 3 herein, no later than ninety (90) days following the notice of a price change shall be supplied at the prices in effect prior to the said notice.

2.5

Manufacturer will sell the Products to Distributor on a Delivered at place terms DAP DME (according to Incoterms 2010), except when specifically, otherwise agreed in writing by Manufacturer. The manufacturer will be responsible for the products insurance during the shipment to the distributor. Manufacturer shall have a security interest in any and all Products for which Manufacturer has not received payment in full, until such payment has been received in full.

2.6	Distributor shall have the right to reject damaged or non-conforming Products, in which event Distributor shall deliver said Products to Manufacturer, at Manufacturer’s sole expense.

2.7

Products returned due to failure in functionality will be replaced one to one. For the claim of such failure, the Distributor shall provide the applicable record form for product failure to the Manufacturer.

2.8	Distributor has the right to return new and unpacked products to Manufacturer once a year and get new goods by an equivalent amount as long as their expiry date is at least 12 months.

3.	Orders of the Products

3.1

Each sale of Product(s) shall be conditional on the submission by Distributor to Manufacturer of a written order. No order shall be binding on Manufacturer until such order has been accepted by Manufacturer in writing. Such accepted order should be delivered to the Distributor within 21 days from receiving the payment for the entire order value from the Distributor. The Manufacturer shall bear no responsibility for the delay of cargo on the territory of the Russian Federation.

3.2	During the term of this Agreement Distributor hereby undertakes to purchase Products and services from Manufacturer for a total Yearly amount of no less than (the “Yearly Minimum Purchase”).

[***]

Within any specific year, excess in the quarterly purchased amount could be subtracted from the following quarter minimum amount as long as the Yearly minimum purchase amount is achieved.

3.3	[***]

3.4

Subject to the distributor obligation for the minimum orders and agreed yearly marketing plan, Manufacturer shall participate in and support to the marketing expenses of the Distributor as agreed in the marketing plan detailed in Exhibit “B” attached hereto (“support Plan”).

4.	Payments

4.1

The payment terms are cash in advance. Manufacturer, at its sole discretion, may accept any other mode of payment. Such acceptance on one or more occasions shall not constitute a waiver of Manufacturer’s rights with respect to future payments.

4.2

Distributor hereby agrees that, in making any and all payments to Manufacturer under the terms of this Agreement, no deductions for warranty or any other claims against Manufacturer shall be made, unless Distributor receives from Manufacturer prior written approval of the validity of such claim.

4.3

In case Manufacturer fails to ship the goods out from factory within 30 days from the date of receipt of payment, the manufacturer undertakes, subject to a written notice from Distributor (“Return Notice”), to return the Funds to the distributor.

In such a case the Manufacturer will not be obligate to deliver the goods.

5.	Distributor’s Undertakings

In addition to any other undertakings and commitments in this Agreement, Distributor agrees and undertakes to:

5.1

Use its best efforts to solicit purchases and increase the sales of the Products in the territory. Without derogating from the generality of the above, Distributor shall, at its own expense, establish a fully-trained, adequate and competent sales team which at all times will not be less than 4 field sales managers and carry out demonstrations of the Products reasonably requested by prospective customers.

5.2	At all times, keep and maintain one month’s worth of inventory of the Products.

5.3	Distributor will participate in two main Dental shows at Russia each year.

5.4	Distributor will conduct hands on courses for potential customers. Manufacturer will support such courses by providing 5 basic surgical kits per annum free of charge.

5.5

Distributor will train potential customers with the right use of Paltop system. Manufacturer will provide up to 4 implants per case for new customers against a list with the full details of each the new customer.

5.6

Advertise and publicize the Products, provided, however, that Manufacture reserves the right to approve any and all advertising or promotion of the Products. Manufacturer will supply to Distributor, in such quantities as Distributor may reasonably request, catalogues of the Products which may have previously been prepared by Manufacturer. Manufacturer will update the distributor on weekly basis about new available marketing materials. Distributor will pay a price to be mutually agreed between the Manufacturer and the Distributor for such catalogues. The manufacturer at his sole discretion may decide to supply all promotional products for marketing and advertising free of charge.

5.7	Distributor shall render to Manufacturer a yearly sales forecast. The sales forecast shall be submitted biannually, 30 (thirty) days prior to the beginning of each half year of this Agreement.

5.8

In order of meeting the medical products standards and regulations, the Distributor will keep and maintain true and accurate records of all transactions involving Products, including inventory, purchases, sales and promotion expenditures which records shall be available to Manufacturer for inspection in case he is requested to by regulatory demands.

5.9

Comply with all governmental laws, regulations and practices with respect to the conduct of Distributor’s business and act consistently with the highest standards of fair trade, fair competition and business ethics.

5.10

Make every reasonable effort to obtain and/or maintain on Manufacturer’s behalf and to the extent permitted in Manufacturer’s name, any necessary registration of the Products with the appropriate agencies of the Government(s) of the Territory and such other governmental licenses, permissions or registrations as may be required from time to time in order to import and sell the Products in the Territory. Upon termination of this Agreement for any reason, Distributor shall take such action, execute such assignments or consents and otherwise do such things as may be reasonably necessary or convenient to permit or facilitate the importation and sale of the Products in the Territory by Manufacturer or any third party designated by Manufacturer. Distributor shall act as provided for in this section promptly, diligently, in full cooperation and in good faith. The existence of any dispute between Manufacturer and Distributor shall not relieve Distributor of its obligation to act as provided for herein.

5.11

Both parties undertake to keep confidential and not at any time during the continuance of this Agreement or thereafter disclose to any person or persons any trade secret, manufacturing process or any other confidential information concerning the business or affairs of the other party or an affiliate of the other party or any of its or their dealings or transactions which may have come to its knowledge or its knowledge or is otherwise acquired by it.

5.12	Not make any representation or give any warranty relating to or in connection with the products, except as specifically authorized in writing by Manufacturer.

5.13	Keep records, in accordance with Manufacturer’s forms and procedures, of all customer complaints. Distributor shall report to Manufacturer within a reasonable time of any and all customer complaints.

5.14	Sell only those Products which to continue to conform to the specifications and quality control procedures and have been stored according to proper warehousing practices.

5.15	Refrain from promoting and/or holding and/or selling and/or offering for sale and/or servicing products, whether new or used, which are, or may be considered to be, competitive to the Products.

The obligation described in this section shall apply to Distributor and to any company or individual owning an equity interest in Distributor or in which Distributor or a person owning an equity interest owns any equity interest, and shall remain in effect during the term of this Agreement.

For the purposes of this subsection 5.12, the expression “equity interest” shall refer to an entity which either directly or indirectly has at least a 10% interest in the Distributor.

5.16

Distributor represents and warrants that neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or constitute a default under any agreement or instrument to which Distributor is a part or by which its property may be affected. Distributor further represents and warrants that it has the corporate power to enter into and carry out its obligations under this Agreement. This Agreement has been duly authorized by Distributor and, when executed, will be a valid and binding obligation of Distributor.

6.	Service and Warranty in the territory

6.1

Distributor shall be responsible for all installation, training and service to his customers. Distributor undertakes to provide, at its own cost, such installation, training and service as may be necessary, at the highest possible standards. Without derogating from the generality of the above, Distributor agrees that all support, maintenance and training obligations contained in any trial agreement or maintenance agreement shall be the sole responsibility of Distributor and performed at Distributor’s own cost.

6.2

Manufacturer does not warrant that the functions contained in the Manufacturer’s Products will meet the requirements of end-users or that the operation of Manufacturer’s Products will be uninterrupted or error free.

6.3

Manufacturer warrants that the Products, only if used, installed and maintained according to Manufacturer’s instructions, shall be free from defects in material and/or workmanship. The warranty shall remain in force for a period of 1 (one) year after delivery of the Products by Distributor to end-customers. In this respect the Distributer will not bear the costs related to the product liability and warranty.

7.	Term and Termination of Agreement

7.1

The initial term of the Agreement is 7 years commencing on the date first written above and remains in effect until December 31, 2029. Thereafter, the Agreement shall automatically be renewed for one year periods, unless either Party gives notice of termination at least 60 days prior to the end of the relevant calendar year.

7.2

Notwithstanding Article 7.1 above, this Agreement can be terminated at any time, by a written notice, without liability or judicial intervention, (with no termination fines or fees) in the event of any of the following:

7.2.1	a delay of more than sixty (60) days in the payment of any amount owed under this Agreement;

7.2.2	a breach of any material provision hereof, which, if curable, is not corrected within thirty (30) days from the date a written notice to cure has been received by the breaching Party;

7.2.3

if a Party becomes insolvent, is declared bankrupt, or enters into any composition or arrangement with its creditors or enters into receivership, dissolution or liquidation except for the purposes of amalgamation or reconstruction; or

7.2.4	if Distributor fails to meet either the Yearly Minimum Purchase or a quarterly minimum purchase, as provided herein.

7.3

In the event that Manufacturer decides unilaterally to terminate this Agreement not according to the provisions of Article 7.1 and 7.2 above, the manufacturer will compensate the distributor at the amount of [***] for each full year that the distributor kept his contractual obligations.

7.4

In the event that Manufacturer decides unilaterally to terminate this Agreement not according to the provisions of Article 7.1 and 7.2 above then the distributor will have the right, in addition to the compensation in Article 7.3 above, to return new unpacked products, with expiry date of at least 12 months, purchased from Manufacturer and manufacturer will refund the distributor with the returned products purchase value.

7.5

In the event of termination of the agreement due to distributor’s breach of the contractual provisions, the distributor will transfer all of his intellectual property relating to the sales marketing and distribution of the products in the territory. Distributor will support the smooth transition of the distribution, including the transition of any license, customer lists, prices, marketing materials, web site. Distributor will disclose his contracts with his employees and agents involved in the sales and distribution of the products in the territory. Distributor grants the manufacturer the right to address those employees and agents directly and offer them alternative contracts either with the manufacturer or any other third party the manufacturer decides. In this event, the distributor will have no right to a refund from the manufacturer for his remaining inventory.

8.	Assignment

8.1	Distributor may not assign this Agreement, in whole or in part, without the prior written consent of Manufacturer.

8.2

Distributor may appoint, at its own risk and expense, sub-Distributors for the sale of the Products; provided, however, that such sub-Distributors undertake to be bound by all of Distributor’s undertaking and commitments hereunder. Distributor shall not be discharged from any of its obligations herein and shall remain responsible therefore, and Manufacturer shall have no responsibility, liability or duties towards such sub-Distributor.

9.	Copyright Patents, Trademarks, Trade Names

9.1

Distributor hereby acknowledges Manufacturer’s exclusive right, title and interest in and to any and all trademarks and trade names (hereinafter such trademarks and trade names shall be collectively referred to as the “Trademarks”), patents (“Patents”) and copyrights (“Copyrights”) which Manufacturer may have at any time adopted, used, registered or caused to be issued at any location and under the laws of any jurisdiction, and Distributor agrees that it shall not do, or cause to be done, any acts or omissions contesting or in any way impairing or tending to impair any portion of Manufacturer’s right, title and interest in and to the Trademarks, Patents and Copyrights.

9.2

Distributor further acknowledges that, in connection with any reference to the Trademarks, Patents and Copyrights, Distributor shall not in any manner represent that it possesses any ownership interest in the Trademarks, Patents and Copyrights or the registration thereof, nor shall any action taken by Distributor or on Distributor’s behalf create in Distributor’s favor, or in any third party’s favor, any right, title or interest in and to the Trademarks, Patents and Copyrights. Distributor agrees to give due prominence to the fact that the Trademarks, Patents and Copyrights are the property of Manufacturer and in the event that Distributor refers to the Trademarks, Patents and Copyrights in advertising, promoting or in any other manner so as to identify the Products, Distributor shall clearly indicate Manufacturer’s ownership of the Trademarks, Patents and Copyrights.

9.3

Distributor acknowledges the validity of the Copyrights in any and all written material and/or packaging to which Manufacturer has a claim for copyright protection. Additionally, Distributor recognizes Manufacturer’s exclusive right to own and to seek copyright protection for and/or the registration of copyright of any translation of any and all sales literature, promotional or descriptive material furnished to Distributor by Manufacturer.

9.4	Distributor acknowledges the validity of the Patents in the Products and in any and all other products or items which have been patented by or on behalf of Manufacturer.

9.5

Distributor agrees to render to Manufacturer any and all assistance requested of it by Manufacturer in connection with the protection of the Trademarks, Patents and/or Copyrights, whether such protection is sought in and before any courts, administrative agencies or other such tribunals, and to make promptly available to Manufacturer the Distributor’s representatives, employees, officers, directors, attorneys, agents and sub-Distributors, any files, records, and any other information it possesses or to which it has access which may be of use or may be valid to Manufacturer in such connection.

9.6

Distributor agrees that at no time during the term of this Agreement, nor at any time after this Agreement’s expiration or termination, shall Distributor adopt, register or use in any manner whatsoever, without Manufacturer’s prior written consent, any word, symbol or combination thereof, which in any way imitates, resembles or is similar to the Trademarks nor shall Distributor in any manner whatsoever infringe the Patents and/or violate the Copyrights.

9.7

Distributor agrees that it will in no way alter, deface, remove, cover up or mutilate in any manner whatsoever, any trademark, serial or model number, the word “patent” and/or the patent number, copyright symbol, brand or name which Manufacturer may attach or affix or make a part of the Products.

9.8	Distributor will not make, nor allow any third parties to make, any changes or modifications to any Products without Manufacturer’s prior written consent.

10.	Miscellaneous

10.1

All notices required or permitted to be given under this Agreement or other communications relating to this Agreement shall be given by registered air mail, return receipt requested, from either of the parties, shall be deemed received within one (1) week from the date it was sent, at the addresses as provided herein, or by facsimile which shall be deemed received within one (1) working day from the day on which it was sent to the facsimile number as provided herein.

If to Manufacturer - at _

Hashita Str. 5, 30889

Industrial Park Caesarea, Israel

Facsimile: +972-4-6275363

[***]

If to Distributor – at

[***]

10.2

This Agreement represents the entire agreement between the Parties hereto and cancels and supersedes all previous agreements and understandings, whether oral or written, existing at any time and made with Distributor by Manufacturer or any of its affiliates. It is understood and agreed that Distributor does not have any claims against Manufacturer, any of its affiliates or any third party due to the termination of any former agreements and/or understandings relating to the Products.

11.	Force Majeure

The parties will not be liable for failure to perform their contractual provisions due to any acts of God or other event of force majeure, including but not limited to delay caused by a government or any authority, or any other cause beyond a reasonable control, provided that the failed party will provide the other party with a notice specifying the cause of the delay.

12.	Mediation

In case of a dispute or claim which is not solved directly by the parties, both parties agree to appoint DR. Granot Yigal as a mediator to help them solve the dispute before addressing it to court.

13.	Applicable Law and Jurisdiction

This Agreement shall be governed by and interpreted under the laws of the State of Israel. The courts of Tel-Aviv, will have sole and exclusive jurisdiction over any dispute or any claim arising out of this Agreement.

14.

This Agreement is written in the English language, and is herein translated to Russian for convenience purposes only. The English language text of the Agreement shall prevail over any translation thereof.

IN WITNESS WHEREOF THE PARTIES HAVE DULY EXECUTED, SEALED AND DELIVERED THIS AGREEMENT THIS 8 DAY OF November, 2022

PALTOP Advanced Dental Solutions Ltd.	Independent entrepreneur Pevzner Michael
By: Erez Cohen	By:

Title: General Manager	Title:

Date: 8.11.22	Date:

SUPPLEMENT No 1 OF 19.04.2023

DISTRIBUTORSHIP AGREEMENT

OF 01.01.2023

This supplement No 1 of 19.04.2023, by and between Paltop Advanced Dental Solutions Ltd., a company organized and existing under the laws of Israel (“Manufacturer”), with its principal place of business at Hashita Str. 5, 30889 Industrial Park Caesarea, Israel as represented by Erez Cohen and independent entrepreneur Mr. Pevzner Michael (“Distributor”), born on [***] bearing passport of series [***] issued by the Main Directorate of the Ministry of Internal Affairs of Russia for the Krasnodar Territory on [***] registered to have residence at [***]

The parties agreed that payments for the delivered goods can be made both in US dollars and Euros, at the exchange rate of the Central Bank of the Russian Federation on the day of payment, by transferring funds to the Supplier’s account according to the details specified in the contract dated 01/01/2023.

IN WITNESS WHEREOF THE PARTIES HAVE DULY EXECUTED, SEALED AND DELIVERED THIS SUPPLEMENT.